Exhibit 99.2

RingCentral Appoints Former U.S. Secretary of Education Arne Duncan to Board of Directors

BELMONT, Calif. — February 16, 2021 — RingCentral, Inc. (NYSE:RNG), a leading provider of global enterprise cloud communications, video meetings, collaboration, and contact center solutions, today appointed former U.S. Secretary of Education, Arne Duncan to the company’s board of directors.

“Over the past year we have learned the importance of being able to communicate effectively from wherever we are,” said Secretary Duncan. “RingCentral’s vision of enabling people to learn and work from anywhere presents some intriguing opportunities for us all to rethink how this next generation of communications technologies will empower us as individuals, families, businesses and our communities. I look forward to working with my fellow board members on this exciting journey.”

Secretary Duncan was U.S. Secretary of Education from January 2009 through December 2015 as part of the Obama Administration. Prior to his federal government service, he was CEO of Chicago Public Schools for eight years, and he is currently a senior fellow at the University of Chicago Harris School of Public Policy. He is also the managing partner at Emerson Collective, an organization dedicated to removing barriers so people can live to their full potential. He currently leads Chicago CRED, a nonprofit trying to achieve a transformative reduction in gun violence in Chicago. Secretary Duncan graduated magna cum laude from Harvard University in 1987, majoring in sociology.

“Secretary Duncan brings a broad understanding and experience of the challenges that our communities will have to address over the next decade,” said Vlad Shmunis, founder, chairman and CEO of RingCentral. “RingCentral appreciates the knowledge, experience and perspectives of trusted advisors. I am excited to have him join our Board on this journey. I know his contributions will have a great impact.”

About RingCentral
RingCentral, Inc. (NYSE: RNG) is a leading provider of business cloud communications and contact center solutions based on its powerful Message Video Phone™    (MVP™) platform. More flexible and cost effective than legacy on-premise PBX and video conferencing systems that it replaces, RingCentral empowers modern mobile and distributed workforces to communicate, collaborate, and connect via any mode, any device, and any location. RingCentral offers three key products in its portfolio including RingCentral Office® , a Unified Communications as a Service (UCaaS) platform including team messaging, video meetings, and a cloud phone system; Glip ®  the company's free video meetings solution with team messaging that enables Smart Video Meetings™; and RingCentral cloud Contact Center   solutions. RingCentral’s open platform integrates with leading third party business applications and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.

© 2021 RingCentral, Inc. All rights reserved. RingCentral, Message Video Phone,   MVP, RingCentral Office, Glip, Smart Video Meetings, and the RingCentral logo are trademarks of RingCentral, Inc.

Media Contact
Mariana Leventis
mariana.leventis@ringcentral.com
+1 (650) 562-6545